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                                                              Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios


                                      Three Months Ended    Six Months Ended
                                            June 30             June 30
                                      ------------------    ----------------
                                          2001      2000      2001      2000
                                        ------    ------    ------    ------
                                            (In millions, except ratios)
EARNINGS:

Income from continuing
 operations before income taxes           $133      $301      $431      $821
Add: fixed charges                          42        46        86        86
                                        ------    ------    ------    ------
   Income, as adjusted                    $175      $347      $517      $907
                                        ======    ======    ======    ======

FIXED CHARGES AND PREFERRED DIVIDENDS:
Interest expense and amortization          $28       $29       $58       $55
Dividends on preferred
  capital securities                         7        10        14        18
Rental expense (1)                           7         7        14        13
                                        ------    ------    ------    ------
   Total fixed charges                      42        46        86        86


Preferred stock dividend requirements        3         4         7         8
                                        ------    ------    ------    ------
   Total fixed charges and preferred
    stock dividend requirements            $45       $50       $93       $94
                                        ======    ======    ======    ======

Ratio of earnings to fixed charges        4.22      7.52      6.03     10.51
                                        ======    ======    ======    ======

Ratio of earnings to combined
 fixed charges and preferred
 stock dividend requirements              3.89      6.95      5.57      9.67
                                        ======    ======    ======    ======

(1) Interest portion deemed implicit in total rent expense.